Exhibit 99.1
Contact:
Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corp
(516) 536-5850

Walgreen Co. Gives Green Light to National Rollout of
Walgreens Ready Response™ Medical Alert System

OCEANSIDE, NY- May 10, 2007 - American Medical Alert Corp. (NASDAQ: AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, today announced Walgreen Co. (NYSE, NASDAQ: WAG) will launch a nationwide rollout of Walgreens Ready Response™ Medical Alert System. Beginning June 1, the system will be marketed throughout Walgreens more than 5,600 retail pharmacies in the United States and Puerto Rico. The rollout will be supported by a comprehensive national marketing campaign and promoted as a complementary service offering to Walgreens caregiver support initiative.

Walgreens Ready Response™ system was developed exclusively for Walgreen Co. by AMAC to support family caregivers and their aging loved ones seeking creative solutions to maintain independent living at home. The product offering was piloted at stores in three test markets and through Walgreens Web site at www.walgreens.com/readyresponse. The pilot was deemed successful after three months based upon positive consumer response and sales results.

”The system provides a safer transition for people coming home from the hospital and can also postpone the need for more costly assisted-living programs,” said Ric Leonardi, Walgreens director of pharmacy acquisitions and business development. “With immediate access to assistance, subscribers can continue leading a secure and independent life.”

Frederic Siegel, Executive Vice President of AMAC, commented, “The decision by Walgreens to commit to a national rollout of Ready Response after only three months is indicative of the market opportunity that this product represents. With Walgreens national scope and trusted brand, the medical alert industry will gain further exposure and awareness as a vital and cost effective solution to help individuals remain comfortably at home, knowing that emergency assistance is only a touch of a button away.”

Siegel continued, “Falls have become the leading cause of injury related deaths for seniors. According to a recently published CDC report, in 2003, 1.8 million older Americans (65+) were treated in emergency departments due to falls. The Walgreens Ready Response system has delivered positive results for subscribers and their loved ones, confirming Walgreens decision to integrate this product as part of its caregiver initiative to help address this national epidemic.”

Jack Rhian, AMAC's Chief Executive Officer, added, “This partnership represents a significant opportunity for AMAC to realize unprecedented growth in its subscriber base. Based upon the compelling results achieved in the pilot, AMAC anticipates this program will begin to substantially increase the number of Personal Emergency Response System subscribers by the end of 2007, thereby positively impacting our operating results in 2008.”

Pricing & Availability

Walgreens Ready Response™ Medical Alert System is available for $34.95 (U.S.) per month and a one time activation fee of $34.95 (U.S.). The system includes a two-way voice console unit, personal help activator, bathroom activator, telephone and power cord and 24/7 monitoring services. There are no long-term contracts required and flexible payment options are available. On June 1, the system will be available at all Walgreens locations nationwide. Currently, consumers may obtain the system through select Walgreens locations and on online at www.walgreens.com/readyresponse.

About Walgreen Co.

Walgreen Co. is the nation's largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operates 5,693 stores in 48 states and Puerto Rico, including 77 Happy Harry's stores in Delaware and surrounding states. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in AMAC's filings with the Securities and Exchange Commission (SEC), including AMAC's Annual Report on Form 10-K, AMAC's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.

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